                                                                     EXHIBIT 2.1

DATED                               25 MAY                                  1999
--------------------------------------------------------------------------------


                           SHARE PURCHASE AGREEMENT


                          CARLTON COMMUNICATIONS Plc   (1)

                                 TVP GROUP PLC         (2)





                                LAWRENCE GRAHAM
                                  190 Strand
                               London  WC2R 1JN
                              Tel: 0171-379 0000
                              Fax: 0171-379 6854
                             Ref.:  TJC/958313.06

                                    CONTENTS
                                    --------

No.    Heading                                                              Page
---    -------                                                              ----
1.     Definitions                                                             1

2.     The Shares                                                             10

3.     Intra-Group Debt                                                       10

4.     Completion                                                             11

5.     Bank Reconciliation                                                    12

6.     Warranties                                                             13

7.     Indemnities                                                            18

8.     Restrictive Covenants                                                  18

9.     Purchaser's Warranty                                                   22

10.    Assignability                                                          22

11.    General Provisions                                                     22

12.    Announcements                                                          23

13.    Costs                                                                  23

14.    Notices                                                                23

15.    Effect of Completion                                                   24

16.    Further Assurances                                                     24

17.    Vendor's Covenant                                                      24

18.    Purchaser's Undertaking                                                26

19.    Governing Law and Jurisdiction                                         26
The Agreed Forms
----------------

A.     The Carlton Digital Agreement

B.     The Carlton International Agreement

C.     The Carlton Television Agreement

D.     The Carlton Video Agreement

E.     Pension Notice

THE FIRST SCHEDULE       Basic Information concerning the Company             27

THE SECOND SCHEDULE      Particulars of Subsidiaries                          28

THE THIRD SCHEDULE       Property                                             29

THE FOURTH SCHEDULE      Warranties                                           30

THE FIFTH SCHEDULE       Tax Indemnities                                      51

THIS AGREEMENT is made the 25th day of May 1999

BETWEEN:

(1) CARLTON COMMUNICATIONS Plc (Registered no. 348312) whose registered office is at 25 Knightsbridge, London, SW1X 7XZ ("the Vendor")

(2) TVP GROUP PLC (Registered no.2448588) whose registered office is at Lynton House, 7-12 Tavistock Square, London, WC1H 9LT ("the Purchaser")

WHEREAS

(A) TVI Limited ("the Company") has an authorised and issued share capital particulars whereof together with other details are set out in the First Schedule hereto.

(B) The Vendor is the beneficial owner of or is otherwise able to procure the transfer of the entire issued share capital of the Company.

(C) The Vendor is desirous of selling and the Purchaser is willing to purchase the Shares (as hereinafter defined) on the terms of this Agreement.

(D) The Purchaser has lent to the Company an amount equal to the Intra Group Debt (as hereinafter defined) on interest bearing terms and repayable on demand. It is a condition precedent to this Agreement that the Company shall repay the Intra Group Debt prior to Completion using funds provided by the Purchaser.

NOW IT IS HEREBY AGREED as follows:-

1.     DEFINITIONS

1.1 In this Agreement and the Schedules hereto the following expressions shall unless the context otherwise requires have the meanings following:-

       "Accounts"                 the audited balance sheet as at the Balance
                                  Sheet Date and audited profit and loss account for the year ended on the Balance Sheet Date of the Company;

       "Accounts Relief"          means a Relief or a right to repayment of
                                  Taxation which was treated as an asset of a Group Company in the Accounts or was taken into account in computing (and so reducing or eliminating) any provision for deferred
                                  Taxation which appears in the Accounts or which would have appeared in the Accounts but for the presumed availability of such Relief or right to repayment or Taxation and references to the loss of an Accounts Relief shall include any cancellation, counteraction, nullification, disallowance, set-off or claw-back of an Accounts Relief;

       "Associate"                any person or company who is a connected
                                  person as that expression is defined by
                                  Section 839 of the ICTA;

       "Balance Sheet Date"       30 September 1998;

       "Business Day"             a day on which banks shall be open in London
                                  for the conduct of generally banking business
                                  (excluding Saturdays);

       "the Carlton Digital       the agreement in the Agreed Form marked `A' to
       Agreement"                 be entered into on Completion by the Company
                                  and Carlton Digital Limited;

       "Carlton International     the agreement in the Agreed Form marked `B' to
       Agreement"                 be entered into on Completion by the Company
                                  and Carlton International Limited;

       "Carlton Television        the agreement in the agreed form marked `C' to
       Agreement"                 be entered into on completion by the Company
                                  and Carlton Television Limited;

       "the Carlton Video         the agreement in the Agreed Form marked `D' to
       Agreement"                 be entered into on Completion by the Company
                                  and Carlton Video Limited;

       "the Carlton               the Carlton Digital Agreement, the Carlton
       Agreements"                International Agreement, the Carlton Video
                                  Agreement and the Carlton Television
                                  Agreement;

       "Claim" any claim assessment notice demand letter or other document issued or action taken by or on behalf of any Taxation Authority whereby a Group Company or the Purchaser is to be or is sought to be made subject to a Liability to Taxation or any existing Liability to Taxation is or is sought to be increased;

       "Companies Act"            the Companies Acts 1985 (as amended);

       "Completion"               completion of the sale and purchase of the
                                  Shares in accordance with the provisions of Clause 4 hereof;

       "Completion Date"          the date of Completion;

       "Consideration"            (Pounds)2,600,000 payable in cash on
                                  Completion subject to adjustment in accordance with Clause 5;

       "Disclosure Letter"        the letter of even date herewith from the
                                  Vendor to the Purchaser making certain
                                  disclosures against the Warranties ;

       "Encumbrance"              includes any interest or equity of any person
                                  (including, without prejudice to the
                                  generality of the foregoing, any right to acquire, option or right of pre-emption), or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement;

       EBITDA earnings before interest, taxes, depreciation and amortisation of the Company in respect of the relevant period as disclosed by the management accounts of the Company having added back:

                                  (i)   the shortfall on the rental cost of
                                        occupying the properties at St Ann's
                                        Court and Greek Street such shortfall
                                        arising because the rent received in
                                        respect of those parts of such property
                                        that are subject to sub-letting
                                        arrangements is less than the rental
                                        cost payable to the landlord by the
                                        Company; and

                                  (ii)  those items which are dealt with under
                                        or within "other income or expenses" in
                                        the management accounts of the Company,

                                  with an intention, overall, of reflecting accurately the adjustments made by the parties in order to agree that EBITDA of the Company for the 12 months ended 31 March 1999 shall have been approximately (Pounds)1,700,000;

       "Event" includes (without limitation) any act omission or transaction occurring or deemed to occur pursuant to any Taxation Statute whether or not the Company is a party thereto and includes Completion, the ceasing of a company to be a member of any group, any change in the residence of any person for the purposes of Taxation, death or dissolution of any person, the receipt or accrual of any income, profits or gains, the declaration, making or payment of any distribution and any transfer, payment, loan or advance;

       "Group Companies"          the Company and its Subsidiaries;

       "Group Relief"             relief surrendered or claimed under Chapter IV
                                  of Part X ICTA, advance corporation tax
                                  surrendered or any refund of Taxation
                                  surrendered or claimed;

       "Industrial Property       patents, trade marks, registered designs,
       Rights"                    pending application for any of the foregoing,
                                  trade or business names and copyright and all other similar industrial, intellectual or commercial rights;

       "Intra-Group Debt"         the indebtedness (which arose otherwise than
                                  in the ordinary course of trading) of
                                  (Pounds)3,700,000 owed by the Company to Central Independent Television plc;

       "Leases" the leases in relation to the Property set out in the Third Schedule;

       "Liability to Taxation"    Means:-

                                  (a) a liability of a Group Company to make an actual payment of or in respect of Taxation including for the avoidance of doubt any Stamp Duty payable by a Group Company in relation to all documents in the enforcement of which a Company or a Subsidiary may be interested. ;

                                  (b)  the loss by a Group Company of any
                                       Accounts Relief and in such a case the
                                       Liability to Taxation shall be the amount of the Accounts Relief so lost or if such Accounts Relief is a deduction from or is offset against income profits or gains, the amount of Taxation which would (on the basis of tax rates current at the date of this Agreement) have been saved thereby but for such loss of the Accounts Relief on the assumption that the Group Company's income profit or gains are such that the Accounts Relief could have been fully offset in computing such income, profits or gains; and

                                  (c)  the use by a Group Company (in whole or
                                       in part) of any Accounts Relief or any
                                       Purchaser's Relief to reduce or eliminate any liability to taxation which would otherwise have arisen and in such a case the Liability to Taxation shall be the amount of the Accounts Relief or the Purchaser's Relief so used or if such Accounts Relief or Purchaser's Relief is a deduction from or is offset against income profits or gains, the amount of Taxation which is (on the basis of tax rates current at the date of this Agreement) saved by such use on the assumption that a Group Company income profit or gains are such that the Accounts Relief or the Purchaser's Relief could have been fully offset in computing such income, profits or gains;

       "Management Accounts"      the management accounts of the Company for the
                                  six month period from the Balance Sheet Date to the Management Accounts Date;

       "Management Accounts       31 March 1999
       Date"

       "Property" or "Properties" the properties short particulars whereof are set out in the Third Schedule hereto and includes any part or parts thereof;

       "Purchaser's Relief"       any Relief which arises as a consequence of or
                                  by reference to an Event occurring after the Balance Sheet Date or in respect of any period commencing after the Balance Sheet Date
                                  (provided that in relation to a Relief arising as a consequence of or by reference to an Event occurring in the period between the Balance Sheet Date and Completion or in respect of the period between the Balance
                                  Sheet Date and Completion the Relief arises in the ordinary course of business);

       "Purchaser's Solicitors"   Lawrence Graham of 190 Strand, London WC2R
                                  1JN;

       "Reliefs"                  means all amounts available to reduce either
                                  income, profits or gains or Taxation and includes (without limitations) all losses allowances exemptions set-offs deductions credits repayments and rights to repayments of Taxation;

       "Shares" the shares of the Company beneficially owned by the Vendor comprising all the issued and allotted shares of the Company;

       "the Subsidiaries"         the subsidiaries of the Company certain
                                  details of which are set out in the Second
                                  Schedule;

       "Taxation"                 means:-

                                  (a) any charge, tax, duty, levy or liability imposed by national or any other person pursuant to any Taxation Statute and includes (without limitation) corporation tax, advance corporation tax, income tax, capital gains tax, value added tax, customs and other import duties, national insurance contributions, stamp duty, stamp duty reserve tax, inheritance tax and any amount which a Group Company is liable to account for by way of deduction or withholding, and any payment whatsoever which a Group Company may be or become bound to make to any person pursuant to any Taxation Statute;

                                  (b)  and includes outside the United Kingdom
                                       all taxes, levies, duties, imposts,
                                       charges and withholdings of any nature
                                       whatsoever, including (without
                                       limitation) taxes on gross or net income, profits or gains and taxes on receipts, sales, use, occupation, franchise, value added and personal property;

                                  (c)  any penalties fines costs charges
                                       interest or damages payable in connection with any Taxation; and

                                  (d)  all reasonable costs and expenses
                                       incurred by a Group Company or the
                                       Purchaser in connection with any Claim to which the Tax Indemnities relate;

       "Taxation Authority"       any national government, authority or body
                                  whatsoever whether of the United Kingdom or elsewhere empowered to impose collect or administer Taxation;

       "Tax Indemnities"          the indemnities provided by Clause 7.1 hereto
                                  and the Fifth Schedule;

       "Taxation Statute"         any statute enactment law regulation or
                                  practice enacted or issued or coming into force providing for or imposing any Taxation;

       "Technicolor Project"      the proposed venture between the Company and
                                  Technicolor Limited or another subsidiary of the Vendor for the provision of telecine-related services at Technicolor Limited's site in West Drayton;

       "VAT Group"                means any group of companies for the purposes
                                  of section 43 VATA of which a Group Company is or has been a member on or before the date hereof;

       "Vendor's Group"           the Vendor and any subsidiary of the Vendor
                                  (within the meaning of Section 736 Companies
                                  Act 1985) and which term shall include any company (other than the Group Companies) which has been a subsidiary of the Vendor (within the said Section 736) within the last ten years;

       "Vendor's Solicitors"      Macfarlanes, of 10 Norwich Street, London EC4A
                                  1BD;

       "ICTA"                     the Income and Corporation Taxes Act 1988;

       "CAA"                      the Capital Allowances Act 1990;

       "IHTA"                     the Inheritance Tax Act 1984;

       "FA"                       Finance Act;

       "TCGA"                     the Taxation of Chargeable Gains Act 1992;

       "VATA"                     the Value Added Tax Act 1994;

       "TMA"                      the Taxes Management Act 1970.

1.2 References to the consequences of Events, acts or transactions effected prior to Completion shall include the combined effect of two or more Events, acts or transactions the first of which shall have taken place or be deemed to have taken place on or before the Completion Date provided that the first occurs in the ordinary course of business and Events acts or transactions after Completion occur outside the ordinary course of business.

1.3 Any document expressed to be "in the Agreed Form" means in a form approved and for the purpose of identification signed by or on behalf of the parties hereto.

1.4 The expression "Warranties" shall mean those representations and warranties contained in Clause 6 and the Fourth Schedule hereto.

1.5 Save where the context otherwise precludes, or where expressly stated to the contrary, the expression "the Company" shall mean the Company and each of the Subsidiaries.

1.6 References to Clauses, Sub-clauses and Schedules are references to Clauses and Sub-clauses of this Agreement and Schedules to this Agreement.

1.7 In this Agreement and the Schedules hereto the masculine gender shall include the feminine and neuter, the singular number shall include the plural and vice versa, and references to persons shall include bodies corporate, unincorporated associations and partnerships.

1.8 Other than as expressly defined in this Clause 1, in this Agreement words and phrases the definition of which is contained or referred to in Part XXVI of the Companies Act 1985 shall be construed as defined therein.

1.9 Any reference to any statute or statutory provision includes a reference to any subordinate legislation made under that statutory provision before the date of this Agreement, to any modification, re-enactment or extension of that statute or statutory provision made before that date and to any former statute or statutory provision which it consolidated or re-enacted before that date.

1.10 The headings in this Agreement are inserted for convenience only and shall not affect the construction hereof.

1.11 References to income, profits or gains includes income, profits or gains (including capital gains) of any description or from any source and also includes any other measure by reference to which Taxation is computed and references to profits earned accrued or received include profits deemed to have been or treated as earned, accrued or received for Taxation purposes.

2.     THE SHARES

2.1 The Vendor shall sell and the Purchaser shall purchase with effect from the Completion Date the Shares with full title guarantee free from any Encumbrance for the Consideration.

2.2 A sum of (Pounds)2,600,000 in respect of the Consideration shall be payable in cash in full on Completion.

3.     INTRA-GROUP DEBT

       It shall be a condition precedent to this Agreement that the Purchaser shall procure that the Company repays in full the outstanding balance of the Intra-Group Debt with the effect that prior to such repayment the Vendor shall not be obliged to sell and the Purchaser shall not be obliged to purchase the Shares pursuant to this Agreement.

4.     COMPLETION

4.1 Completion shall take place at the offices of the Purchaser's Solicitors immediately after the execution of this Agreement when:-

       4.1.1 the Vendor shall deliver or cause to be delivered to the Purchaser:-

              (a) a duly executed transfer in common form in favour of the
                  Purchaser together with the relative share certificate in respect of the Shares;

              (b) the certificate of incorporation, all certificates on change of name, the seal and statutory books of the Company and the Subsidiaries made up to accurately reflect the position of the Company immediately prior to Completion;

              (c) the Leases of the Property;

              (d) written resignation letters executed under seal by each of the directors (other than Candida Fry and Keith Williams) and secretaries of the Company and the Subsidiaries as each such letter in the Agreed Form; and

              (e) the Carlton Agreements duly executed by the relevant parties.

       4.1.2 the Vendor and the Purchaser shall jointly procure that the Directors shall hold a meeting of the Board of the Company at which

              (a) the Directors shall appoint such persons as the Purchaser may nominate as directors of the Company and at which the written resignation letters referred to in Clause 4.1.1(d) shall be presented;

              (b) the Directors shall vote in favour of the registration of the
                  Purchaser as the sole member of the Company subject to the production of a duly stamped and completed Transfer;

              (c) the Directors shall resolve that the registered office of the
                  Company shall be changed to 190 Strand, London WC2R 1JN; and

              (d) the Directors shall resolve that the accounting reference date of the Company shall be changed to 31 December;

4.2    the Purchaser shall procure:

       4.2.1 the Purchaser's Solicitors transfer (or hold to the order of the Vendor or its Solicitors) the sum of (Pounds)2,600,000 in payment of that part of the Consideration payable on Completion by CHAPS into the account of the Vendor's Solicitors (whose receipt shall be sufficient discharge therefor); and

       4.2.2 deliver to the Vendor's Solicitors counterparts of the Carlton Agreements, duly executed by the Company.

4.3 The performance by the Vendor of its obligations under Clause 4.1 shall be a condition precedent to the performance by the Purchaser of its obligations under Clauses 4.1.2, 4.1.3 and 4.2 to the intent that, if the Vendor shall fail or shall be unable to perform any of its obligations under Clause 4.1 the Purchaser shall at its option cease to be liable to perform its obligations under Clause 4.2.

4.4    The performance by the Purchaser of its obligations under Clauses 4.1.2,
       4.1.3 and 4.2 shall be a condition precedent to the performance by the Vendor of its obligations under Clause 4.1 to the intent that if the Purchaser shall fail or shall be unable to perform any of its obligations under Clauses 4.1.2, 4.1.3 and 4.2 the Vendor shall at its option cease to be liable to perform its obligations under Clause 4.1.

5.     BANK RECONCILIATION

5.1 Within one month after the date of Completion the Purchaser undertakes to the Vendor that it shall send to the Vendor a cash reconciliation statement of the Company ("the Cash Reconciliation Statement") setting out the cash at the bank available to the Company as at the Completion Date (the "Cash Balance") having credited amounts deposited on or before the close of business on 24 May 1999 and debited the amount of any cheques or CHAPS transfers or similar issued by the Company on or before the close of business on 24 May 1999.

5.2 In the event that the Cash Balance is less than (Pounds)0 the Vendor shall pay to the Purchaser by way of a reduction of the Consideration the amount of such shortfall.

5.3 In the event that the Cash Balance is greater than (Pounds)0 the Purchaser shall pay to the Vendor by way of an increase of the Consideration the amount of such excess.

5.4 Any adjustment to the amount of the Consideration shall be agreed between the parties within two months of the Completion Date and shall be paid by the Vendor or the Purchaser (as appropriate) within five days after such agreement and any amount not paid when due shall carry interest at the base rate of National Westminster Bank PLC (from time to time) from the due date until the date of actual payment.

5.5 The Purchaser shall have no right of set-off in respect of any amount owing to the Vendor pursuant to the terms of this Clause 5.

6.     WARRANTIES

6.1 The Purchaser acknowledges to and agrees with the Vendor that it has not entered into this Agreement in reliance on any representations, warranties or undertakings of any kind other than the Warranties (as qualified by the Disclosure Letter).

6.2 The Purchaser confirms to the Vendor that at the time of execution of this Agreement it has no actual knowledge of any specific claim under the Warranties capable of being made against the Vendor following execution of this Agreement. For the avoidance of doubt, such knowledge shall not in any way prejudice the Purchaser from making claims under the Tax Indemnity in relation to such matters.

6.3 The Vendor hereby warrants and represents to the Purchaser in the terms of the Warranties as at the date of this Agreement.

6.4 The Purchaser shall not be entitled to claim that any fact renders any of the Warranties untrue or misleading or caused them to be breached if it has been fairly disclosed to the Purchaser in the Disclosure Letter.

6.5 Save where express contrary provision is made, any statement in the Warranties which refers to the awareness or knowledge or belief of the Vendor or any similar or cognate expression shall be deemed to be the actual knowledge or belief of the Vendor having made reasonable enquiry of Keith Williams, William Rollason, Brian Kelly and Patrick Holzen, Keith Williams and Patrick Holzen themselves having made reasonable enquiry into the subject matter of that Warranty.

6.6 The Purchaser shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of any individual breach of the Warranties or any claim under the Tax Indemnities.

6.7 The Vendor shall not be liable for breach of any Warranties to the extent that the subject of the claim has been or is made good or is otherwise capable of being made good without cost to the Purchaser.

6.8 If, in respect of any matter which would give rise to a breach of the Warranties the Purchaser is entitled to claim under any policy of insurance, then no such matter shall be the subject of a claim under the Warranties unless and until a member of the Group shall have made a claim against its insurers and any such insurance claim shall then reduce by the amount recovered or extinguish any such claims for breach of the Warranties net of the reasonable expenses of making such claim and any increase in the insurance premium of the Company as a result of the such claim.

6.9 The liability of the Vendor in respect of any breach of the Warranties and under the Tax Indemnities shall be limited (except in the case of fraud on the part of the Vendor when no such limitation shall apply) as follows:-

       6.9.1 the Purchaser shall not be entitled to bring a claim for any breach of any of the Warranties and/or any matter giving rise to a claim under the Tax Indemnities in respect of which the amount which the Purchaser would otherwise (but for the provisions of this paragraph 6.9.1) be entitled to recover would be less than (Pounds)10,000;

       6.9.2 subject to paragraph 6.9.1, the Purchaser shall not be entitled to recover any amount in respect of a breach of the Warranties or any amount under the Tax Indemnities unless the amount recoverable, when aggregated with all other amounts recoverable for breach of the Warranties and/or under the Tax Indemnities exceeds (Pounds)100,000, in which event the whole amount of such claims shall be recoverable and not just the excess over (Pounds)100,000.

       6.9.3 the aggregate liability of the Vendor for damages for breach of the Warranties and under the Tax Indemnities shall be limited to (Pounds)6,300,000; and

       6.9.4 all liability of the Vendor in relation to any claim for breach of the Warranties shall cease on the Expiry Date save to the extent of and in relation to such claim of which written notice (incorporating to the extent reasonably practicable, an estimate of the amount of the loss suffered or incurred and the basis of the claim) has been given to the

              Vendor by or on behalf of the Purchaser prior to the Expiry Date. The Expiry Date for this purpose shall be the date which falls on the second anniversary of the date of this Agreement or in the case of any such claim the subject matter of which relates to Taxation or under the Taxation Indemnities the seventh anniversary of the date of this Agreement (except in the case of a claim under Clause 1.2.2 of the Fifth Schedule (Taxation Indemnities) where the Expiry Date for this purpose shall be the tenth anniversary of the date of this Agreement).

6.10 The Warranties are separate and independent and shall remain in full force and effect notwithstanding Completion.

6.11 The Vendor undertakes (in the event of any claim being made against it in connection with the sale of the Shares to the Purchaser) not to and waives any right to make any claim against the Company, or a director or an employee of the Company, on whom any of them may have relied before agreeing to any term of this Agreement or authorising any statement in the Disclosure Letter save to the extent such director or employee has acted fraudulently or wilfully concealed a matter on which the Vendor has so relied.

6.12 The Vendor shall not be liable under the Warranties in respect of any claim based upon a liability which is contingent only unless and until such contingent liability becomes an actual liability PROVIDED THAT this paragraph shall not operate to avoid a claim made in respect of a contingent liability notified within the applicable time specified in paragraph 6.9.4 whenever the contingent liability becomes an actual liability.

6.13 The Vendor shall have no liability in respect of any breach of the Warranties:-

       6.13.1 to the extent that specific provision or reserve (whether by specific provision or reserve or within a relevant general provision or reserve) in respect of the liability or other matter giving rise to the claim in question was made in the Accounts;

       6.13.2 to the extent that the claim in question arises, or is increased as a result of any increase in rates of Taxation or any change in the law or published practice of a Revenue authority made after the date of this Agreement with retrospective effect.

       6.13.3 to the extent that the claim in question would not have arisen but for a voluntary act or transaction, which could reasonably have been avoided, carried out by the Purchaser or any of its Group Companies (including the Companies or any of the Subsidiaries) after the date of this Agreement otherwise than in the ordinary course of business and which the Purchaser or (as the case may be) such Group Company was aware;

       6.13.4 if the Vendor pays either to the Purchaser or directly to any Group Company an amount in respect of a claim under the Warranties and the Purchaser (or the relevant Group Company) (as the case may be) subsequently recovers from a third party (including, without limitation, under any insurance policy) an amount in respect of that claim then the Purchaser shall repay or procure that the relevant Group Company repays as soon as practicable to the Vendor so much of the amount paid by him as does not exceed the amount recovered from the third party less all costs and charges and expenses reasonably incurred by the Purchaser or the relevant Group Company in obtaining that payment and in recovering that amount from the third party and any applicable tax.

6.14 If any matter comes to the notice of the Purchaser which in the reasonable opinion of the Purchaser is likely to give rise to a liability under the Warranties, the Purchaser shall (and shall procure that the relevant Group Company shall):-

       6.14.1 as soon as reasonably practicable give written notice of that matter to the Vendor specifying in reasonable detail the nature of the potential liability, and, so far as is practicable, the amount likely to be claimed in respect of it provided that, subject to Clause 6.9.4 above, failure to give notice in accordance with this clause will not preclude the Purchaser's right to bring a claim for breach of the Warranties;

       6.14.2 (save in the event that any such act may in the reasonable opinion of the Purchaser materially and adversely affect the business of the Company as a whole (in which event the Purchaser shall consult fully with the Vendor and take account of all reasonable opinions and representations made by the Vendor)) not make any admission of liability, agreement or compromise with any person, body or authority in relation to that matter without the prior written consent of the Vendor such consent not to be unreasonably withheld or delayed;

       6.14.3 give the Vendor and their professional advisers reasonable access in normal office hours and having given reasonable notice to the Purchaser, to the relevant premises and relevant personnel of the Purchaser and/or the relevant Group Company (as the case may be), and to any relevant chattels, accounts, document and records within the power or control of the Purchaser and/or the relevant Group Company so as to enable the Vendor and their professional advisers to examine such relevant premises, chattels, accounts, documents and records and to take copies of such relevant material at their own expense provided always that confidentiality in respect of such information is preserved;

       6.14.4 subject to the Vendor indemnifying the Purchaser and/or the relevant Group Company to the Purchaser's reasonable satisfaction against any liability, costs, damages or expenses which may be incurred, take such action as the Vendor may reasonably request to avoid, dispute, resist, compromise or defend any claim arising out of the matter in question provided such action will not in the opinion of the Purchaser adversely affect the business of the Company or the Purchaser.

6.15   For the avoidance of doubt:

       6.15.1 the only Warranties given in relation to real property are those set out in paragraph 9 of the Fourth Schedule;

       6.15.2 the only Warranties given in relation to debts owed to the Company are those set out in paragraph 2.5.1, 2.5.2 and 2.5.3 of the Fourth Schedule;

       6.15.3 the only Warranties given in relation to Industrial Property Rights are those set out in paragraphs 5.4.1, 5.4.2 and 7 of the Fourth Schedule; and

       6.15.4 the only Warranties given in relation to disputes with employees in relation to their employment with the Company are those set out in paragraphs 5.4.3 and 6.5 of the Fourth Schedule.

6.16 The Purchaser shall not be able to make, and the Vendor shall have no liability in respect of, any claim for breach of the Warranties in paragraph 2.3 of the Fourth Schedule unless the subject matter of such claim is a relevant fact, matter or circumstance. For this purpose a relevant fact, matter or circumstance is one which is not warranted under any of the other paragraphs of the Fourth Schedule ("a relevant fact, matter or circumstance"). For the avoidance of doubt, a fact, matter or circumstance which is not warranted under any of the other paragraphs of the Fourth Schedule by reason of such other paragraph containing a materiality standard or qualification (whether or not monetary) shall not be regarded as a relevant fact, matter or circumstance in interpreting this Clause 6.16.

7.     INDEMNITIES

7.1 The Vendor hereby indemnifies the Purchaser in the terms of the Fifth Schedule hereto.

7.2 The Vendor hereby agrees forthwith to indemnify the Company in respect of any debts due from the Company arising under or of section 75 of the Pensions Act 1995whether as a result of its ceasing to participate in the Carlton Communication Group Pension Scheme or otherwise.

7.3 The Vendor hereby indemnifies the Purchaser without limitation in respect of any loss suffered by the Company as a result of a breach of the Warranty set out in paragraph 10.1 of the Fourth Schedule.

8.     RESTRICTIVE COVENANTS

8.1 For the purpose of assuring to the Purchaser the full benefit of the businesses and goodwill of the Company the Vendor hereby undertakes by way of further consideration for the obligations of the Purchaser under this Agreement as separate and independent agreements that (save, in any case, with the prior written consent of the Purchaser):-

       8.1.3 it will not for the period of two years immediately following the Completion Date disclose to any person other than its Associates or itself use for any purpose (other than, in either case, in fulfilling its statutory and/or regulatory obligations) and shall use its best endeavours to prevent the wrongful publication or wrongful disclosure by any Vendor Group Company of any confidential information which is the property of the Company or its subsidiaries including any details of the Company's terms of trade with its customers;

       8.1.2 during the period of two years immediately following the Completion Date neither the Vendor nor any subsidiary of the Vendor will, (i) either on its own account or in conjunction with or on behalf of any other person, firm or company set up and commence any trade or business which is directly competitive with the trade or business engaged in by the Company as of the Completion Date or (ii) acquire any Directly Competitive Business (as defined below);

       8.1.3 in the event that during the period of two years immediately following the Completion Date the Vendor or any subsidiary of the Vendor shall acquire (as part of a transaction) an Indirectly Competitive Business (as defined below) the Vendor shall inform Robert Walston or Jess Brown on behalf of the Purchaser of such acquisition within 90 days of such acquisition and shall thereafter enter into discussions with Robert Walston or Jess Brown on behalf of the Purchaser with a view to establishing so soon as shall be reasonably practicable whether the Purchaser or its parent company or its ultimate parent company would wish to purchase such Indirectly Competitive Business and, if so, upon what terms;

       8.1.4 in the event that during the period of two years immediately following the Completion Date the Vendor or any subsidiary of the Vendor shall acquire (as part of a transaction) an Indirectly Competitive Business which is not acquired by the Purchaser or its parent company or its ultimate parent company pursuant to the process referred to in Clause 8.1.3, the Vendor agrees with the Purchaser that during the period of two years immediately following the Completion Date (or so much of such period as shall remain following the acquisition of such Indirectly Competitive Business) neither the Vendor nor the Indirectly Competitive Business shall procure any subsidiary of the Vendor which shall then be trading with the Company to cease or reduce the supply of services by the Company to such subsidiary with the purpose of procuring or arranging that such services shall be supplied to such subsidiary by such Indirectly Competitive Business. (For the avoidance of doubt, this Clause 8.1.4 shall not be construed so as to impose any positive obligation on the Vendor to require any subsidiary of the Vendor to continue to seek any supply of services from the Company, any such supply of services being a matter for negotiation and\or agreement between each such subsidiary and the Company);

       8.1.5 during the period of two years immediately following the Completion Date it will not either on its own account or in conjunction with or on behalf of any other person, firm or company directly solicit or attempt to entice away from the Company any officer, manager or other person employed by the Company as at the Completion Date whether or not such person would commit a breach of his contract of employment by reason of leaving the service of the Company;

       8.1.6 during the period of two years immediately following the Completion Date the Vendor will not employ any of Candida Fry, Jill Jones, Simon Wilkinson, Andrew Evans, Patrick Holzen, Roger Boorman, Simon Hadfield, Jethro Harris and Shane Warden;

       8.1.7 within four weeks of the Completion Date the Vendor shall send (with a copy to Robert Walston or Jess Brown on behalf of the Purchaser) Keith Williams and the managing director or (as appropriate) chief executive of each of Quantel Limited, The Moving Picture Company Limited, Carlton Television Limited, Technicolor Limited, Solid State Logic Limited and, if any, any Indirectly Competitive Business (collectively the "Notice Companies") an instruction (having first afforded Robert Walston or Jess Brown on behalf of the Purchaser a reasonable opportunity to comment on the draft terms of such instruction) to the effect, in each case, that for so long only as such company (including for this purpose such company (if any) which is a subsidiary of the Vendor as shall be managed by Keith Williams) shall remain a subsidiary of the Vendor and during the period of two years immediately following the Completion Date such company (including for this purpose such company (if any) which is a subsidiary of the Vendor as shall be managed by Keith Williams) shall not employ any of Candida Fry, Jill Jones, Simon Wilkinson, Andrew Evans, Patrick Holzen, Roger Boorman, Simon Hadfield, Jethro Harris and Shane Warden;

       8.1.8 on or around six months following the Completion Date and on or around the first anniversary of the Completion Date and on or around eighteen months following the Completions Date, to send (with a copy to Robert Walston or Jess Brown on behalf of the Purchaser) Keith Williams and the managing director or (as appropriate) chief executive of each Notice Company (if, in each case, such company shall remain a subsidiary of the Vendor at such time) a copy of the instruction referred to in Clause 8.1.7 by way of a reminder of its terms.

8.2 Notwithstanding any other provision of Clause 8 or any other provision of this Agreement neither the Vendor nor any subsidiary or associate of the Vendor shall be restricted from continuing any of the activities, and developing the same, carried on by the Vendor and\or any subsidiary or associate of the Vendor as at the Completion Date including, without limitation and for the avoidance of doubt, (i) the telecine-related activities carried on or to be carried on by Technicolor Limited

       (or another subsidiary of the Vendor) which may become the subject of an outsourcing or joint venturing arrangement with the Purchaser if terms can be agreed, whether or not such arrangement is agreed and (ii) the activities of Independent Television Facilities Company Limited, a company in which the Vendor has an interest through its interest in the share capital of ITV PLC;

8.3 For the purposes of this Clause 8 and subject as mentioned below in this Clause 8.3, a Directly Competitive Business shall be, a company (or group of companies) or business (or collection of businesses) ("Target Group") with respect to which a minimum of 50% of the Target Group's aggregate annual revenues (as disclosed by its latest (as at the time of acquisition) available annual audited accounts or, as appropriate, annual audited consolidated accounts or, if annual audited accounts are not available, its management accounts) are earned from activities which compete directly with the trade or business carried on by the Company as of the Completion Date. For the avoidance of doubt, a Directly Competitive Business shall not include, (i) the telecine-related activities carried on or to be carried on by Technicolor Limited which may become the subject of an outsourcing or joint venturing arrangement with the Purchaser if terms can be agreed, whether or not such arrangement is agreed and (ii) the activities of Independent Television Facilities Company Limited, a company in which the Vendor has an interest through its interest in the share capital of ITV PLC.

8.4 For the purposes of this Clause 8, an Indirectly Competitive Business shall be a Target Group which is, among other things, competing direclty with the trade or business carried on by the Company as of the Completion Date and such Target Group's aggregate annual revenues (as disclosed by its latest (as at the time of acquisition) available annual audited accounts or, as appropriate, audited consolidated accounts or, if audited accounts are not available, its latest (as at the time of acquisition) management accounts) are earned from activities which compete directly with the trade or business carried on by the Company as of the Completion Date and such revenues are less than 50% of the aggregate annual audited revenues of the Target Group (as disclosed by its latest (as at the time of acquisition) available annual audited accounts or, as appropriate, annual audited consolidated accounts or, if annual audited accounts are not available, its latest (as at the time of acquisition) management accounts.

8.5 The restrictions contained in Clause 8.1 are considered reasonable by the parties but in the event that any such restriction shall be found to be void but would be valid if some part thereof were deleted or the period reduced such restriction shall apply with such modification as shall be necessary to make it valid and effective.

9.     PURCHASER'S WARRANTY

       The Purchaser has full power to enter and perform this Agreement, which will when executed constitute binding obligations on the Purchaser in accordance with their terms.

10.    ASSIGNABILITY

10.1 This Agreement shall not be assignable by any party hereto without the prior written consent of the other save as set out in this Clause 10.

10.2 The Purchaser may assign this Agreement to any Associate of the Purchaser to which the Shares are transferred PROVIDED THAT such transfer shall have been notified to the Vendor prior to such transfer and be on terms that in the event that such Associate were to cease to be a member of the Purchaser's Group such Associate shall be deemed to have re-assigned this Agreement to the Purchaser.

10.3 The Vendor may assign the terms of this Agreement (other than Clause 8) to any Associate of the Vendor PROVIDED THAT the Vendor, prior to such assignment, enters into a guarantee in a form reasonably satisfactory to the Purchaser guaranteeing the obligations and liabilities of the Vendor to the Purchaser under the terms of this Agreement and be on terms that in the event that such Associate of the Vendor were to cease to be a member of the Vendor's Group such Associate shall be deemed to have re-assigned to the Vendor or, at the election of the Vendor, another Associate of the Vendor.

11.    GENERAL PROVISIONS

11.1 This Agreement (together with any document annexed hereto and signed by or on behalf of the parties hereto) constitutes the whole Agreement between the parties hereto and no variations hereof shall be effective unless made in writing.

11.2 The provisions of this Agreement in so far as the same shall not have been performed at Completion shall remain in full force and effect.

11.3 The Purchaser may release or compromise the liability of the Vendor hereunder or grant to the Vendor time or other indulgence without affecting the liability of the Vendor hereunder.

12.    ANNOUNCEMENTS

12.1 Subject to the provisions of Clause 12.2, neither party shall issue (or cause to be issued) any press release or publish any circular to shareholders or any other public document or make any statement or disclosure to any person who is not a party (other than to their respective professional advisers) in each case relating to or connected with or arising out of this Agreement or the matters contained in it, without obtaining the previous written approval of the other party to its contents and the manner of its presentation and publication or disclosure (such approval not to be unreasonably withheld or delayed).

12.2 The provisions of Clause 12.1 do not apply to any announcement relating to or connected with or arising out of this Agreement required to be made by virtue of the regulations or rules of or made by London Stock Exchange Limited or NASDAQ or by law (including applicable securities laws) but in such circumstances the party seeking to make the announcement will use its reasonable endeavours to consult with the other party on the contents of such announcement. Neither party shall be obliged to consult the other if this would in itself constitute a breach of any such regulations or rules or be unlawful.

13.    COSTS

       Each party to this Agreement shall pay its own costs of and incidental to this Agreement and the sale and purchase hereby agreed to be made

14.    NOTICES

       Any notice required to be given by any party hereto to any other shall be in writing and may be served personally or by post and if served by post shall be served by prepaid registered letter sent through the post to the address of the party to be served as shown in this Agreement or such other address as may from time to time be notified for this purpose; and

       14.1 in the case of the Purchaser shall be addressed for the attention of the Company Secretary (with a copy sent by facsimile transmission for information purposes only to Four Media Company, 625 Arizona Avenue, Santa Monica, CA 90401, USA on 001 587 310 1277 marked for the attention of William E. Niles); and

       14.2 in the case of the Vendor shall be addressed for the attention of the Company Secretary with a copy for the attention of Bill Rollason;

       and any notice so served shall be deemed to have been served three days after the time on which it is posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and posted.

15.    EFFECT OF COMPLETION

15.1 The terms of this Agreement (insofar as not performed at Completion or specifically otherwise provided for in this Agreement) shall continue in full force and effect after (and notwithstanding) Completion.

15.2 The remedies in respect of any breach of any Warranty hereunder shall continue to subsist notwithstanding Completion.

16.    FURTHER ASSURANCES

       Following Completion the Vendor shall from time to time forthwith upon being so requested by the Purchaser at the Vendor's expense do or procure the doing of all acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the Purchaser for the purpose of vesting in the Purchaser the full legal and beneficial title to the Shares and otherwise giving to the Purchaser the full benefit of this Agreement.

17.    VENDOR'S COVENANT

17.1 The Vendor covenants with the Purchaser that it shall at the request of the Purchaser save for the avoidance of doubt in relation to the Carlton Agreements and rate arrangements with CTE (Carlton) and Carlton Screen Advertising (annexed in the bundle to the Disclosure Letter numbered in the index thereto 6.19 and 6.20 respectively) and the Licence (as defined in Clause 17.3 below), release the Company from any contract or arrangement with the Vendor or any of its Associates which is of an onerous nature and shall indemnify the Company in respect of any liability incurred by the Company as a result of the Vendor failing to fulfil its obligations under this Clause 17.1.

17.2 The Vendor covenants with the Purchaser that, in the event of the Company incurring liability for which the Company may have a claim under the terms of the insurance of the Company in place prior to Completion, it shall (at the cost of the Purchaser other than in relation to a breach of the Warranties) use its reasonable endeavours to assist the Company in making such claim pursuant to the terms of such insurance.

17.3 The Vendor covenants with the Purchaser to procure that Carlton Books Limited ("CBL") shall pursuant to the terms of the licence to occupy, dated today's date, in respect of part of the Properties and made between the Purchaser (1) and CBL (2) ("the Licence") vacate the said premises at the end of the Licence Period (as defined in the Licence) and will indemnify the Purchaser against all costs expenses and liability incurred by the Purchaser as a consequence of the failure by CBL so to do.

17.4   The Vendor covenants with the Purchaser that it:

       17.4.1 it will procure Technicolor Limited (or another subsidiary of the Vendor) accepts (in relation to an assignment, as assignee and in relation to a novation, as obligor in respect of all obligations of the Company) an assignment or novation (as may be appropriate) of, (i) all contracts (including the relevant agreement between the Company and Gollifer Associates Architects dated 25 March
              1999) entered into by the Company prior to the date of this Agreement with respect to building work at the Technicolor West Drayton site in relation to the Technicolor Project and (ii) all contracts (if any) entered into by the Company prior to the date of this Agreement with respect to equipment purchases for equipment to be located at the Technicolor West Drayton site (and related costs) in relation to the Technicolor Project; and

       17.4.2 will assume any obligation or liability of the Company relating to any other arrangement entered into by the Company prior to Completion relating to the Technicolor Project, including, for the avoidance doubt the full amount of the capital commitment disclosed in paragraph C of the Disclosure Letter as being (Pounds)218,000 (plus VAT) in respect of building work in relation to a site at West Drayton;

       and shall indemnify, hold harmless and defend the Company in respect of any liability incurred by the Company as a result of the Vendor failing to fulfil its obligations under this Clause 17.4.

17.5 The Purchaser undertakes to the Vendor not to discharge any liability resulting from any matters referred to in Clause 17.4 without the prior consent of the Vendor (such consent not to be unreasonably withheld).

18.    PURCHASER'S UNDERTAKING

       The Purchaser undertakes to the Vendor to procure that the Company will immediately following Completion serve upon the Trustees of the Carlton Communications Group Pension Scheme ("the Scheme") notice in accordance with section 37(1) of the rules of the Scheme terminating its liability to contribute to the Scheme with immediate effect. Such notice shall be in Agreed Form.

19.    GOVERNING LAW AND JURISDICTION

       This Agreement shall be governed by English law and the parties hereby submit to the non-exclusive jurisdiction of the English Courts.

AS WITNESS whereof this Agreement has been entered into the day and year first above written.

                               THE FIRST SCHEDULE
                               ------------------

                    BASIC INFORMATION CONCERNING THE COMPANY


A.   The Company

1.   Registered Number             :  1352093

2.   Date of incorporation         :  8 February 1978

3.   Address of registered office  :  25 Knightsbridge
                                      LONDON SW1X 7RX

4.   Authorised share capital      :  50,000 Ordinary Shares of (Pounds)1 each
                                      50,000 Deferred Shares of (Pounds)1 each

5.   Issued share capital          :  50,000 Ordinary Shares of (Pounds)1 each
                                      50,000 Deferred Shares of (Pounds)1 each
6.   Directors:

     Full Names

     Candida Jane Drake

     William Peter Rollason

     Keith Williams

7.   Secretary:

     Full Name

     David Abdoo

                              THE SECOND SCHEDULE
                              -------------------

                          PARTICULARS OF SUBSIDIARIES


Name                 Date and Place of     Issued Share Capital     Held by          Beneficially
                     Incorporation and                                               owned by
                     Registered Number
Video Time Limited   19 June 1962          800 Ordinary Shares      TVi Limited      TVi Limited
                     England               of (Pounds)1
                     728186

Video Time 1999      10 August 1981        15,000 Ordinary          TVi Limited      TVi Limited
Limited              England               Shares of (Pounds)1
                     1578915

                              THE THIRD SCHEDULE
                              ------------------

                                   PROPERTY

          Underleases at Film House 142/150 Wardour Street London W1


--------------------------------------------------------------------------------------------------------------------
Date         Premises             Term                       Tenant        Passing rent p.a.   Interim s/charge p.a.
--------------------------------------------------------------------------------------------------------------------
06.08.81     Ground floor         20 years from 29.09.1980   TVi Limited   (Pounds)375,000        (Pounds)42,200
--------------------------------------------------------------------------------------------------------------------
12.12.80     Ground floor annex   20 years from 29.09.1980   TVi Limited   (Pounds)82,500         (Pounds)10,500
--------------------------------------------------------------------------------------------------------------------
25.03.86     Basement             25.12.1985 to 28.09.2000   TVi Limited   (Pounds)118,000        (Pounds)43,300
--------------------------------------------------------------------------------------------------------------------
16.07.87     Basement annex       25.12.1985 to 28.09.2000   TVi Limited   (Pounds)34,500         (Pounds)11,000
--------------------------------------------------------------------------------------------------------------------

                              THE FOURTH SCHEDULE
                              -------------------

                   WARRANTIES AND REPRESENTATIONS: CLAUSE 5

In paragraphs 1 and 8 of this Schedule (save where the context otherwise requires) the expression "the Company" shall mean each of the Company and each of its Subsidiaries and in all other paragraphs of this Schedule the Company shall mean the Company only.

The warranties and representations referred to in Clause 5 of the foregoing Agreement are that:-

1.     CONSTITUTION OF THE COMPANY

1.1    Share Capital
       -------------

       The matters set out in the First and Second Schedule are complete and accurate and all the issued shares set out in the First Schedule are beneficially owned by the Vendor free from all liens charges and encumbrances or interests in favour of any other person.

1.2    Memorandum and Articles
       -----------------------

       The copy of the Memorandum and Articles of Association of the Company annexed to the Disclosure Letter is accurate and complete at the date of Completion .

1.3    Options etc.
       ------------

       No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital of the Company under any option or other agreement (including conversion rights and rights of pre-emption) and no claim has been made by any person to be entitled to any such right.

1.4    Returns and compliance with Company Law etc.
       --------------------------------------------

       The Company has in all relevant respects complied with the provisions of the Companies Acts the Financial Services Act 1986 and the European Communities Act 1972 and all returns particulars resolutions and other documents required by such legislation to be delivered on behalf of the Company to the Registrar of Companies have been properly made and delivered.

1.6    Statutory Books
       ---------------

       The register of members and other statutory registers of the Company have been properly kept and in all material respects contain an accurate and complete record of the matters which should be dealt with therein; no notice or allegation that any of the same is incorrect or should be rectified has been received by the Vendor.

1.7    Insolvency
       ----------

       No order has been made or resolution passed for the winding up of the Company, nor is there any unfulfilled or unsatisfied judgment or court order outstanding against the Company or distress execution or other process been levied in respect of the Company nor, so far as the Vendor is aware, has any petition been presented for the winding up of the Company.

1.8    Particulars of Subsidiaries
       ---------------------------

       The particulars of the Subsidiaries set out in the Second Schedule above are true and complete and the shares of the Subsidiaries are held and owned as shown in the Second Schedule free from all encumbrances and with all rights now or hereafter attaching thereto and the Company has no other subsidiaries as defined by Section 736 of the Companies Act 1985 (as amended by the Companies Act 1989).

1.9    The Shares
       ----------

       1.9.1  Commission
              ----------

              No one is entitled to receive from the Company any finders fee, brokerage, or other commission in connection with the purchase of shares in the Company or any Associate company of the Company.

       1.9.2  New Issues since the Balance Sheet Date
              ---------------------------------------

              Save as provided in this Agreement no share or loan capital has been issued or agreed to be issued by the Company since the Balance Sheet Date.

       1.9.3 There are no agreements or arrangements in force which provide for the present or future issue, allotment or transfer of or grant to any person the right (whether conditional or otherwise) to call for the issue, allotment or transfer of any share or loan capital of the Company (including any option of pre-emption or conversion).

1.10   Capacity of Vendor
       ------------------

       The Vendor has full power to enter and perform this Agreement, which when executed will constitute binding obligations on the Vendor in accordance with their terms.

2.     ACCOUNTS AND MANAGEMENT ACCOUNTS

2.1    Accounts warranty
       -----------------

       The Accounts:-

       2.1.1 have been prepared in accordance with the requirements of the Companies Acts and generally accepted accountancy principles in the United Kingdom;

       2.1.2 give a true and fair view of the assets and liabilities of the Company at the Balance Sheet Date and the profit (or loss) of the Company for the financial period ended on that date;

       2.1.3 apply accounting policies which have been consistently applied in the audited balance sheet and profit and loss accounts for the two financial years prior to the Balance Sheet Date;

       2.1.4 are not save to the extent expressly stated in such accounts affected by any extraordinary or exceptional item required to be disclosed in accordance with requirements of FRS3;

       2.1.5 are not, save, (i) to the extent expressly disclosed by such Accounts and (ii) to the extent the Purchaser is aware, affected by any non-recurring items which would taken together affect adversely and materially EBITDA in respect of the six months ended on the Balance Sheet Date.

2.2    Disclosure
       ----------

       The Accounts disclose all items required by generally accepted accounting principles.

2.3    Management Accounts
       -------------------

       2.3.1 The Management Accounts have been prepared in a manner consistent with the basis of the preparation of the Accounts save that the Management Accounts are not prepared so as to make such disclosures or to contain such notes as may be necessary or appropriate to conform with UK generally accepted accounting principles.

       2.3.2 The Management Accounts give a fair and reasonable view of the assets and liabilities of the Company at the Management Accounts Date and the profit (or loss) of the Company for the six month period ended on that date.

       2.3.3 The Management Accounts are not, save, (i) to the extent expressly disclosed by the Management Accounts and (ii) to the extent the Purchaser is aware, affected by any non-recurring items which would affect taken together adversely and materially EBITDA in respect of the six months ended on the Management Accounts Date.

2.4    Books and Records
       -----------------

       All accounting, records of the Company have been maintained in accordance with Section 221 (1) and Section 221 (2) of the Companies Act.

2.5    Debts
       -----

       2.5.1 The agreed debtor list contained in the Agreed Bundle (as defined in the Disclosure Letter) is at the Management Accounts Date accurate in all material respects. A review of the debtors on that list has been performed by the Company in conjunction with the Purchaser in order to ascertain whether any specific bad debt provisions ought to be made in respect of any of the debts set out on that list. So far as the Vendor is aware, specific provisions have been made in the books of the Company in respect of any such debts which in the reasonable opinion of the Company are irrecoverable.

       2.5.2 Since the Management Accounts Date the Company has carried on its business in the ordinary course and on normal trading terms and the Vendor is not aware of any disputes in relation to debts owed to the Company in aggregate in excess of (Pounds)10,000.

       2.5.3  The Company has not factored its debts or agreed to do so.

3.     FINANCE

3.1    Financial Position
       -------------------

       There has been no material deterioration (outside the ordinary course of the business of the Company) in the financial position or turnover of the Company since the Balance Sheet Date.

3.2    Capital Commitments
       -------------------

       There were no commitments on capital account in respect of any individual items in excess in aggregate of (Pounds)15,000 outstanding at the Balance Sheet Date (save as disclosed in the Accounts) and since the said date the Company has not entered into, or agreed to enter into, any capital commitments.

3.3    Borrowings
       ----------

       Other than the Intra Group Debt, the Company and its Subsidiaries have no debts other than trade debts incurred in the ordinary course of the business.

3.4    Bank accounts
       -------------

       A statement of the bank accounts of the Company and of the credit or debit balances on such accounts as at a date not more than seven days before the date of this Agreement is annexed to the Disclosure Letter. The Company has not any other bank or deposit accounts (whether in credit or overdrawn) not included in such statement.

3.5    Distributions and Loan Repayments
       ---------------------------------

       3.5.1 Since the Balance Sheet Date no distributions of capital or income have been declared made or paid in respect of any share capital of the Company.

       3.5.2 All dividends or distributions of profits declared, made, or paid by the Company since the date of incorporation of the Company have been lawful.

4.     OWNERSHIP OF ASSETS

4.1    Assets
       ------

       4.1.1 Except for current assets disposed of by the Company in the ordinary course of its business the Company is the owner of all assets included in the Accounts or which have been acquired by the Company since the Balance Sheet Date.

       4.1.2 The Company has not disposed or agreed to dispose of any of its assets (save in the ordinary course of its business) or granted or agreed to grant, any Encumbrance in respect of the whole or any part of its estate or interest in any of the assets (including the undertaking goodwill and uncalled capital of the Company) included in the Accounts or acquired or agreed to be acquired since the Balance Sheet Date.

       4.1.3 Since the Balance Sheet Date, save for disposals in the ordinary course of its business, the assets of the Company have been in the possession of, or under the control of the Company.

4.3    Plant
       -----

       So far as the Vendor is aware all the machinery and plant including fixed plant and machinery, (and all vehicles and office and other equipment material to the business) which are material to the operation of the business of the Company are in satisfactory working order and have been regularly and properly maintained.

4.4    Insurances
       ----------

       4.4.1 The policies of insurance which have been maintained up to Completion by the Company afford the Company cover against such risks as are commonly covered by insurance by companies carrying on the same type of business as the Company.

       4.4.2 All insurance was in full force and effect for the period up to Completion and the Vendor is not aware of anything that has been done or omitted to be done prior to Completion which would make any such policy of insurance void or voidable.

       4.4.3 There is no claim outstanding under any such policy in excess of (Pounds)10,000 nor are there claims outstanding under any such policy which in aggregate exceed (Pounds)25,000.

       4.4.4 The Company has paid all sums falling due prior to Completion in respect of premia on all policies of insurance maintained by the Company for the period to Completion.

5.     BUSINESS OF THE COMPANY

5.1    Changes since the Balance Sheet Date
       ------------------------------------

       Since the Balance Sheet Date the Company:-

       5.1.1  has carried on its business in the ordinary course;

       5.1.2 has not entered into any transaction nor assumed any liability nor made any payment not provided for in the Accounts which is not in the ordinary course of its business;

       5.1.3 has carried on the business without any interruption or alteration in the nature scope or manner of its business;

       5.1.4 other than in relation to the Inter-Group Debt, has not borrowed or raised any money or taken any financial facility (except such short term borrowings from its bankers as are disclosed in the Disclosure Letter other than with any trade creditors in the ordinary course of the business);

       5.1.5 has not dealt with its creditors in a manner materially inconsistent with the manner that they were dealt with in the financial period of the Company which ended on the Balance Sheet Date

5.2    Licences etc.
       -------------

       5.2.1 So far as the Vendor is aware all necessary licences consents permits and authorities which are necessary to the operation of the business carried on by the Company (public and private) have been obtained by the Company to enable the Company to carry on its business effectively in the places and in the manner in which such business is now carried on and so far as the Vendor is aware all such licences consents permits and authorities are valid and subsisting.

       5.2.2 So far as the Vendor is aware, the Company is not in breach of any of the material terms and conditions of any such licences or consents and there are no factors known to the Vendor that might in any way prejudice the continuation or renewal of any of such licences or consents.

5.3    Breach of statutory provisions, etc.
       ------------------------------------

       5.3.1 Neither the Company, nor any of its officers or employees (during the course of their duties in relation to the Company) have committed, or omitted to do, any act or thing the commission or omission of which is, or could be, in contravention of any Act, Order, Regulation, or the like in the United Kingdom or elsewhere which is punishable by fine or other penalty where the aggregate liability of the Company for such contravention could exceed (Pounds)10,000, nor has the Company received notice of any such contravention.

       5.3.2 So far as the Vendor is aware, the Company has duly complied with all relevant requirements of the Data Protection Act 1984.

       5.3.3 The Company has not and nor has any of its Subsidiaries in the last two years, as a counterparty thereto, been a party to a transaction at an undervalue or a preference as those expressions are used in sections 238 and 239 respectively of the Insolvency Act 1986;

5.4    Litigation
       ----------

       5.4.1 The Company is not engaged in any litigation or arbitration proceedings.

       5.4.2 So far as the Vendor is aware no litigation or arbitration proceedings are pending or threatened by or against the Company and the Vendor is not aware of any circumstances likely to give rise to any litigation or arbitration.

       5.4.3 So far as the Vendor is aware the Company is not subject to any order or judgment given by any Court or governmental agency and has not been a party to any undertaking or assurance given to any Court or governmental agency which is still in force.

5.5    Guarantees, Options, etc
       ------------------------

       The Company is not a party to any option or pre-emption right, or a party to any guarantee or suretyship or any other obligation (howsoever called) to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment of, indemnity against the consequence of default in the payment of, or otherwise to be responsible for, any indebtedness of any other person.

5.6    Tenders, etc
       ------------

       No offer or tender not in the ordinary course of business is outstanding which is capable of being converted into an obligation of the Company in aggregate for more than (Pounds)10,000 by an acceptance or other act of some other person.

5.7    Powers of Attorney, etc
       -----------------------

       There are no powers of attorney given by the Company in force and no person, as agent or otherwise of the Company, is entitled or authorised to bind or commit the Company to any obligations not in the ordinary course of the Company's business.

5.8    Other Party's Defaults
       ----------------------

       So far as the Vendor is aware, no party to any agreement with or obligation to the Company is in default thereunder being a default which would be material in the context of the financial or trading position of the Company nor (so far as the Vendor is aware) are there any circumstances likely to give rise to such a default.

5.9    Material Contracts
       ------------------

       The Company is not party to any legally binding contract (excluding, for these purposes, any contract which would be disclosed under paragraph 3.2 (Capital Commitments), paragraph 9 (PROPERTIES), paragraph 6 (EMPLOYMENT) of this Schedule 4) which:-

       5.9.1 contains obligations of the Company which the Company will be unable to perform within the period of 6 months which commences with the Completion Date; or

       5.9.2 is a contract with a customer of the Company and includes obligations on the Company to provide retrospective rebates in relation to work carried out for such customer by the Company prior to the Completion Date; or

       5.9.3 contains an obligation of the Company to perform an individual item of work for a customer of the Company for which such customer will be obliged to pay the Company a sum in excess of (Pounds)25,000 (exclusive of any Value Added Tax) which the Company will not be able to perform by the time required by such contract; or

       5.9.4 is a contract for hire purchase or purchase by way of credit sale or periodical payment in respect of an asset the aggregate purchase price of which under such contract will exceed (Pounds)25,000 (exclusive of any Value Added Tax); or

       5.9.5 is a contract with any trade union or body or organisation representing collectively the Company's employees; or

       5.9.6 will involve the supply of goods to the Company the aggregate sales value of which will represent in excess of 5 per cent of the audited turnover of the Company (as disclosed by the Accounts) for its last completed financial period; or

       5.9.7 is a contract for services (other than contracts for the supply of electricity or office services) which would require an expenditure in excess of (Pounds)25,000 (exclusive of any Value Added Tax) by the Company in the period of 6 months commencing on the Completion Date; or

       5.9.8 requires the Company to pay any commission, finders fee or royalty in excess of (Pounds)25,000 (exclusive of Value Added Tax); or

       5.9.9 was entered into otherwise than in the ordinary course of the Company's business.

5.10   Consequence of share acquisition by the Purchaser
       -------------------------------------------------

       The acquisition of the Shares of the Company by the Purchaser or the compliance with the terms of this Agreement will not:-

       5.10.1 relieve any person (including for the avoidance of doubt the Vendor and any of its Associates) of any obligation to the Company (whether contractual or otherwise) or enable any person to determine any such obligation or any right or benefit enjoyed by the Company or to exercise any right whether under an agreement with or otherwise in respect of the Company;

       5.10.2 result in any present or future indebtedness of the Company becoming due or capable of being declared due and payable prior to its stated maturity;

       nor so far as the Vendor is aware, and for the purpose of this Warranty
       5.10 awareness means the actual knowledge of William Rollason and Keith Williams without making any enquiry whatsoever, has any existing customer of the Company notified the Company in the 12 weeks preceding the date of this Agreement that such customer would cease to do business with the Company by reason of the Company no longer being owned by the Vendor .

5.11   Investment Grants
       -----------------

       No investment grants have been paid to the Company.

5.12   Sureties
       --------

       No person other than the Company has given any guarantee of or security for any overdraft loan or loan facility granted to the Company.

5.13   Documents
       ---------

       All title deeds and material agreements to which the Company is a party are in the possession of the Company and are properly stamped.

6.     EMPLOYMENT

6.1    Directors
       ---------

       The particulars shown in the First Schedule are true and complete and no person not named therein as such is a director or shadow director (as defined in Section 741 of the Companies Act 1985) of the Company.

6.2    Particulars of Employees
       ------------------------

       In respect of any employees or officers of the Company with a salary set out in the Schedule of Employees annexed to the Disclosure Letter in excess of (Pounds)20,000, and so far as the Vendor is aware in respect of any other employee or officer of the Company:

       6.2.1 the particulars shown in the Schedule of Employees annexed to the Disclosure Letter show all remuneration payable and other benefits provided or which the Company is bound to provide (whether now or in the future) to each officer and employee of the Company or Associate of any such person, and are true and complete and include particulars of all profit sharing incentive and bonus arrangements to which the Company is a party whether legally binding on the Company or not

       6.2.2 since the date of the Schedule of Employees annexed to the Disclosure Letter no material change has been made outside the ordinary course of the business in the rate of remuneration, or the emoluments or pension benefits of any officer ex-officer or employee of the Company and no change has been made in the terms of engagement of any such officer or employee, and no additional officers or employees have been appointed.

       6.2.3 no moneys or benefits, other than in respect of remuneration or emoluments of employment or staff loans less than (Pounds)250 per person or season ticket loans, are payable to, or for the benefit of, any officer or employee of the Company or any Associate of any such person.

       6.2.4 no present officer or employee of the Company has given or received notice terminating his employment except as expressly contemplated under this Agreement.

       6.2.5 no employee will be prejudiced in relation to an employee share scheme as a result of the sale of the Company such that the employee would be entitled to make a claim against the Company or its employer.

6.3    Service Contracts
       -----------------

       There is not outstanding any contract of service between the Company and any of its directors officers or employees which is not terminable by the Company without compensation (other than any compensation payable by statute) on more than three month's notice given at any time.

6.4    Pensions
       --------

       6.4.1 Particulars of all pension and life assurance schemes in which the Company participates have been disclosed in the Disclosure Letter including any agreements to pay ex gratia pensions and other ex gratia relevant benefits.

       6.4.2 All pension schemes in which the Company has participated are exempt approved schemes within the meaning of Section 592 of the Income and Corporation Taxes Act 1988.

       6.4.3 No employee of the Company is entitled to benefits other than as set out in the booklet issued in relation to the Carlton Communications Group Pension Scheme ("the Scheme") dated July 1998.

       6.4.4 So far as the Vendor is aware no discretion under the Scheme has been exercised in relation to any employee or former employee of the Company in the last 24 months to provide benefits under such scheme which would not otherwise be provided.

       6.4.5 No claims have been made or threatened and no complaints are outstanding against the Company and the Vendor is not aware of any grounds for any claim or complaint under any Internal Dispute Resolution procedure nor with OPAS, the Pension Ombudsman or OPRA.

6.5    Disputes with Employees
       -----------------------

       The Vendor is not aware of any outstanding claim against the Company by any person who is now or has been an officer or employee of the Company or any dispute between the Company and a material number or class of its employees and no payments are due by the Company under the provisions of the Employment Protection (Consolidation) Act 1978 as amended by the Employment Act 1982.

7.     INDUSTRIAL PROPERTY RIGHTS

7.1 The Company has not (otherwise than in the ordinary and normal course of business) disclosed or permitted to be disclosed or undertaken or arranged to disclose to any person other than the Purchaser any of its know-how, trade secrets, confidential information, price lists or lists of customers or suppliers.

7.2 The Company is not a party to any secrecy agreement or agreement which may restrict the use or disclosure of information other than in the ordinary course of business.

7.3 The Company does not own or use any Industrial Property Rights in connection with its business other than licences for computer software or similar, used in the day to day management of its business.

                                 TAX WARRANTIES
                                 --------------

8.     TAXATION

8.1 The Company has no liability in respect of Taxation (whether actual or contingent and whether or not such Taxation is chargeable against or attributable to any other person) that is not fully disclosed or provided for in the Accounts and, in particular, has no outstanding liability for:-

       (a) Taxation in any part of the word assessable or payable by reference to profits, gains, income or distributions earned, received or paid or arising or deemed to arise on or at any time prior to the Balance Sheet Date or in respect of any period starting before the Balance Sheet Date; or

       (b) for purchase, value added, sales or other similar tax in any part of the world referable to transactions effected on or before the Balance Sheet Date; or

       (c) payroll or any similar tax (including PAYE and National Insurance) in respect of any period starting before the Balance Sheet Date that is not provided for in full in the Accounts.

8.2 The Company has no liability in respect of Taxation (whether actual or contingent and whether or not such Taxation is chargeable against or attributable to any other person) which relates to the period between the Balance Sheet Date and Completion and arises outside the ordinary course of business.

8.3 The Company has within the last six accounting periods made or caused to be made within the requisite periods all notices, returns, computations, payments, deductions and withholdings required to be made, and has supplied or caused to be supplied all information required to be supplied, to any Taxation Authority, including (but without limitation) the Inland Revenue and Customs & Excise and all such returns, computations and information are correct, up-to date and made on a proper basis and are not, nor so far as the Vendor is aware are likely to be, the subject of any material dispute.

8.4 So far as the Vendor is aware the Company has not received from any Taxation Authority any payment to which it was not entitled nor, so far as the Vendor is aware, has the Company received any Taxation assessment in which its Taxation liability was understated.

8.5 Within the last six accounting periods all claims for group relief within Chapter IV of Part X ICTA, the surrender of advance corporation tax and the surrender or claim of any refund of Taxation have been correctly dealt with and the appropriate elections accepted by the Inland Revenue and the Company has received all payments due to it for the surrender of group relief and/or surplus ACT and/or tax refunds.

8.6 The Company has not within the last six accounting periods paid or become liable to pay, nor, so far as the Vendor is aware, are there any circumstances by reason of which the Company is likely to become liable to pay any penalty, fine surcharge or interest relating to Taxation.

8.7 The Company has not within the last six accounting periods been the subject of a discovery or investigation other than of a routine nature by any Taxation Authority and, so far as the Vendor is aware, there are no facts which are likely to cause a discovery or investigation to be made. The Disclosure Letter contains details of any audits of or visits to the Company by the Inland Revenue, H.M. Customs & Excise, the Contributions Agency or any other Taxation Authority occurring in the twelve months preceding Completion and of any such audits and visits planned for the future of which the Vendor is aware.

8.8 All particulars furnished to the Inland Revenue or other Taxation Authority, in connection with the application for any consent or clearance on behalf of the Company, or affecting the Company, fully and accurately disclose all facts and circumstances material for the decision of those authorities; any consent or clearance is valid and effective; and any transaction, for which consent or clearance has previously been obtained, has been carried into effect (if at all) only in accordance with the terms of the relative application, consent or clearance and the Company has not been a party to or otherwise involved in any transaction scheme or arrangement in respect of which clearance could have or should have been obtained.

8.9 There are set out in the Disclosure Letter details of any special arrangement (being an arrangement which is not based on a strict and detailed application of the relevant legislation or on generally published statements of practice or generally published extra statutory concessions) operated by the Company with the agreement of any Taxation Authority and the Company has not taken any action which has had, or might have, the result of altering, prejudicing or in any way disturbing any such arrangement which it has previously negotiated.

8.10 There are set out in the Disclosure Letter details of all elections, claims for relief (whether by way of deduction, reduction, set-off, exemption, repayment, allowance or otherwise), surrenders, disclaimers, applications for postponement and appeals against assessments made by the Company (whether alone or jointly with any other person) in connection with Taxation during the last six accounting periods including details of any open assessments for any accounting periods of the Company or other matters where the tax affairs of the Company have not yet been agreed with the relevant Taxation Authority and there are also set out in the Disclosure Letter details of all such elections, claims for relief, surrenders, disclaimers, applications for postponement and appeals against assessments the making of which were taken into account in the preparation of the Accounts.

8.11 No election under s.35 TCGA has been made by the Company and the Accounts are prepared on the basis that no such election will be made.

8.12 No claim has been made, apart from those set out in the Disclosure Letter which affects the amount of the consideration which would be allowable under s.38 TCGA on a disposal by the Company of an asset including (without limitation) a claim under s.152 TCGA.

8.13 The Company has never been resident for Taxation purposes in any jurisdiction other than the United Kingdom and the Company has no branch, agency, place of business or permanent establishment outside the United Kingdom.

8.14 The Company has not been a close company at any time within the last six accounting periods for the purposes of ICTA.

8.15 In the period between the acquisition of the Company by the Vendor and 15th March 1988 the Company did not without prior Treasury consent enter into any of the transactions specified in ss.765-767 ICTA.

8.16 The Disclosure Letter contains details of all assets acquired by a Group Company from any other Group Company within the last six accounting periods under ss.171 TCGA and which are still held by a Group Company.

8.17 The Company has not, since the Balance Sheet Date, acquired any assets in circumstances where there may be substituted for any Taxation purpose (other than under ss.171-179 TCGA) a different consideration from the actual consideration given or received by it.

8.18 So far as the Vendor is aware no loss which might accrue to the Company on the disposal of any asset is liable to be reduced as arising from a depreciatory transaction as defined in ss.176 and 177 TCGA.

8.19 No rents, interest, annual payments or other sums in excess of (Pounds)10,000 of an income nature paid or payable since the Balance Sheet Date by the Company or which the Company is under an obligation to pay in the future are or will not be wholly allowable as a deduction in calculating the profits of the Company for Taxation purposes.

8.20 Since the Balance Sheet Date the Company has not made any payment or provided any benefit for any officer or employee or ex-officer or ex-employee of the Company (and it is not under any obligation to do so) which is not allowable as a deduction in calculating the profits of the Company for Taxation purposes.

8.21 The Company did not, before 1 April 1996, issue or own any deep discount securities (s.57 and Sch. 4 ICTA), deep gain securities (Sch. 11 FA 1989) or convertible securities (s.56 and Sch. 10 FA 1990) such that accrued discounts up to that date may become chargeable to the Company as a result of some future event.

8.22 The Company is not, nor has it been since the Balance Sheet Date, the holder of a qualifying asset, subject to a qualifying liability or a party to a currency contract for the purposes of FA 1993 Part II Chapter II (the FOREX legislation).

8.23 Since the Balance Sheet Date the Company has not been a party to a contract which is a qualifying contract for the purposes of s.147 FA 1994 (the financial instruments legislation).

8.24 Since the Balance Sheet Date the Company has been accounting on an authorised accruals basis in respect of all loan relationships which are creditor relationships as defined in s.103 FA 1996 and in respect of each such relationship the accruals are computed only by reference to interest, and the Company is not connected with the debtor within s.87 FA 1996.

8.25 The Company has not accrued a debit for interest which is currently unpaid.

8.26 Since the Balance Sheet Date the Company has not appropriated any of its assets to or from trading stock.

8.27 The Company has not, at any time in the preceding six accounting periods, been engaged in or been a party to any of the transactions set out in ss. 213-218 ICTA (demergers).

8.28 So far as the Vendor is aware nothing has been done, and no event or series of events has occurred, which might cause, in relation to the Company, the disallowance of the carry forward or carry back of losses, excess charges or ACT.

8.29 Since the Balance Sheet Date no event has occurred otherwise than in the ordinary course of business by reason of which any balancing charge may fall to be made against or any disposal value may fall to be brought into account by the Company under CAA or other legislation relating to capital allowances.

8.30 The Company has not made any claim for capital allowances in respect of an asset which is leased to or from or hired to or from the Company and no election affecting the Company has been made or agreed to be made under ss. 53 or 55 CAA in respect of any such assets.

8.31 Since the commencement of the long life assets legislation the Company has not acquired any long life assets as defined by s.38A(2) CAA.

8.32 Ss. 59-59B CAA do not apply to any fixtures acquired by the Company for a capital sum so as to determine the disposal value of the seller of the fixture.

8.33 So far as the Vendor is aware the Company is a taxable person registered as such for VAT and for the purpose of VATA has in all material respects made, given, obtained and kept full, complete, correct and up-to-date records, invoices and other documents appropriate or required for those purposes and is not in arrears with any payments or returns due and has not been required by the Commissioners of Customs & Excise to give security under para. 4 of Sch. 11 VATA.

8.34 The Company is not nor has it been during the six years ending on the Balance Sheet Date partially exempt for VAT purposes.

8.35 The Disclosure Letter contains details of all elections to waive exemption made by the Company or any person in relation to which the Company is a relevant associate under Sch. 10 VATA and the Company has not charged VAT in respect of any properties currently owned by a Group Company on any rents or other amounts where no valid election has been made.

8.36 The Company has not within the preceding ten years acquired or constructed nor has it disposed of any land, buildings or computer equipment to which Regs. 112-116 SI 2518/1995 apply (capital goods scheme).

8.37 All VAT, import duty and other Taxation or charges payable upon the importation of goods and all excise duties payable to H.M. Customs & Excise payable in respect of any assets (including trading stock) imported or owned by the Company have been paid in full.8.38So far as the Vendor is aware all documents by virtue of which the Company has any right, title or interest have been duly stamped.

8.39 Since the Balance Sheet Date the Company has not incurred any liability to or been accountable for any stamp duty reserve tax and there has been no agreement within s.87(1) FA 1986 which could lead to the Company incurring such a liability or becoming so accountable.

8.40 So far as the Vendor is aware the Company has not been a party to or otherwise involved in a transaction or series of transactions where the main purpose was the avoidance, reduction or deferral of Taxation such that any part of such transaction may be disregarded or reconstructed and the Company has not been involved in any transaction whereby the value of any of the Company's assets has been reduced to obtain a tax free benefit if disposed of.

9.    PROPERTIES

9.1 The particulars of the Properties and the payments of rent and interim service charge due in respect of them as shown in the Third Schedule are true and correct.

9.2 The Properties comprise all the property owned occupied or otherwise used in connection with its business by the Company.

9.3 The Company does not have any continuing liability in respect of any other property formerly owned or occupied by the Company either as original contracting party or by virtue of any direct covenant having been given on a sale or assignment to the Company or as a guarantor of the obligations of any other person in relation to such property.

9.4 Any written replies given by or on behalf of the Vendor to enquiries before contract raised by or on behalf of the Purchaser relating in any way to the Properties are true complete and accurate in all respects excluding for these purposes any of such replies which were capable of independent verification by:

       (a)    inspection and survey of the Properties or any part thereof;

       (b)    searches and enquiries of the local or other public authority; or

       (c)    inspection of the documents disclosed to the Purchaser.

9.6 So far as the Vendor is aware the current use of the Properties by the Company is lawful for planning purposes and so far as the Vendor is aware the Property complies with all fire precaution and building regulations.

9.7 The Vendor gives the same covenants and warranties as to title as would be implied under Section 4 of the Law of Properties (Miscellaneous Provisions) Act 1994 by an assurance of the Property by the Vendor to the Purchaser with full title guarantee but any covenant to be so implied shall be limited so as not to affect the Vendor with any liability for a subsisting breach of any covenant or condition concerning the state and repair of the Properties.

10.    GENERAL

10.1   Loans to the Vendor
       -------------------

       Other than trade debts incurred in the proper and ordinary course of the business of the Company and the Intra-Group Debt, no outstanding loans between the Company and the Vendor or its Associates will exist following the Completion Date.

10.2   Investment, associations and branches
       -------------------------------------

       The Company:-

       10.2.1 is not the holder or beneficial owner of and has not agreed to acquire any class of the share or other capital of any other company or corporation (whether incorporated in the United Kingdom or elsewhere) other than the Subsidiaries;

       10.2.2 is not and has not agreed to become a member of any partnership, joint venture, consortium or other unincorporated association;

       10.2.3 has no branch outside England and no permanent establishment (as that expression is defined in the respective Double Taxation Relief Orders current at the date hereof) outside the United Kingdom.

10.3   Subsidiaries
       ------------

       10.3.1 The Subsidiaries are dormant as defined in section 250(3) of the Companies Act.

       10.3.2 Neither of the Subsidiaries have traded or incurred any liability since becoming dormant (as defined above) nor do either of them have any outstanding liabilities which arose prior to them becoming so dormant.

                              THE FIFTH SCHEDULE
                              ------------------

                           TAX INDEMNITIES: CLAUSE 6

1.     COVENANT

1.1 SUBJECT as hereinafter provided the Vendor hereby covenants to pay to the Purchaser an amount equal to:-

       1.1.1 any Liability to Taxation resulting from or by reference to any income profits or gains earned accrued or received by a Group Company on or before Completion or any Event occurring on or before Completion whether alone or in conjunction with other Events and whether or not such Taxation is chargeable against or attributable to any other person;

       1.1.2 any liability of a Group Company to repay in whole or in part any payment for Group Relief received pursuant to any agreement or arrangement entered into on or before Completion or any payment which a Group Company fails to obtain for Group Relief which was taken into account as an asset in the Accounts;

       1.1.3 any liability of a Group Company to make a payment by way of reimbursement, recharge, indemnity or damages (whether for breach of contract or arising in tort) connected in any way with Taxation and resulting from or by reference to any income profits or gains earned accrued or received on or before Completion or any Event occurring on or before Completion;

       1.1.4 any Taxation for which a Group Company becomes liable in consequence of the failure by:-

              (i) any company which has at any time (whether before or after Completion) been a member of a group of which any Group Company has at any time prior to Completion been a member or from which a Group Company has received or become entitled to receive on or before Completion in respect of shares in that other company any capital distribution (as defined in section 122(5)(b) of TCGA); or

              (ii) any other person
       to discharge Taxation within a specified period or otherwise provided that in the case of any other person this Clause shall only apply insofar as such Taxation results from or by reference to any income profits or gains earned accrued or received on or before Completion or any Event occurring on or before Completion;

1.2 Without reference to any of the financial de minimis limitations in Clause 6.9 of the Main Agreement, the Vendor hereby covenants to pay to the Purchaser an amount equal to:-

       1.2.1 any Taxation arising to a Group Company under ss. 171-179 TCGA as a result of Completion of this Agreement or by reference to assets acquired by a Group Company prior to Completion.

       1.2.2 any Liability to Taxation or increased Liability to Taxation (whether it is a primary or secondary liability) of a Group Company which arises (whether pre-Completion or post-Completion) as a result of a claim to roll-over or hold-over a gain including (without limitation) a claim under ss. 152-154 TCGA where the claim in question was made prior to Completion and was made by a Group Company or any member of the Vendor's Group

       1.2.3 any liability or any increased Liability to Taxation of a Group Company which arises as a result of or by reference to any reduction or disallowance of Group Relief that would otherwise have been available to the Group Company where and to the extent that such reduction or disallowance occurs as a result of or by reference to any total or partial withdrawal effected by any member of the Vendor's Group after Completion of any surrender of Group Relief that was submitted by any member of the Vendor's Group to any relevant Taxation Authority on or before Completion in respect of any accounting period ending on or before Completion, save where any such surrender is made at the expressed written request or with the written consent of the Purchaser.

1.3    The liability of the Vendor shall bind any of its successors.

1.4 Any payments made under this Schedule shall so far as possible be treated as an adjustment to the consideration paid under the Agreement.

2.     VAT INDEMNITY

       Without prejudice to Clause 1 above the Vendor hereby agrees to pay to the Purchaser an amount equal to any Liability to Taxation of any Group Company as a result of its being treated as a member of a VAT Group during any prescribed accounting period as defined in VATA s25(1) which ended on or prior to or was current at Completion and the next following prescribed accounting period together with all costs and expenses incurred and payable by a Group Company in connection with any such Liability to Taxation.

3.     EXCLUSIONS

3.1 The covenant contained in this Schedule does not cover any Liability to Taxation to the extent that:-

       3.1.1 provision or reserve (not being a deferred taxation reserve) specifically in respect thereof has been made in the Accounts or the Liability to Taxation is otherwise reflected in the Accounts; or

       3.1.2 the Company is or may become wholly or primarily liable as a result of transactions in the ordinary course of business after the date of the Accounts.

       3.1.3 the claim in question would not have arisen but for a voluntary act or transaction, which could reasonably have been avoided, carried out by the Purchaser or any of its Group Companies after the date of this Agreement otherwise than in the ordinary course of business and which the Purchaser or (as the case may be) such Group Company was aware or ought reasonably to have been aware might give rise to that claim including, for the avoidance of doubt, the withdrawal of or disclaimer of any relief or election which is taken into account in the Accounts;

       3.1.4 the Purchaser has made or makes recovery in respect of such Liability to Taxation under any other provision of this Agreement.

       3.1.5 the Liability to Taxation arises, or is increased, as a result of any increase in rates of taxation or any change in the law, regulation, directive or requirement or published practice of a Taxation Authority, occurring after the date of this Agreement.

       3.1.6 the Liability to Taxation arises as a result of a change after Completion in any accounting policy, any tax reporting practice, or the length of any accounting period for tax purposes of the Company other than a change in accounting policies needed to bring the Accounts into line with generally accepted accounting standards in the UK.

       3.1.7 the Taxation arises or is increased as a result of the Company failing to submit the returns and computations required to be made by them or not submitting such returns and computations within the appropriate time limits or submitting such returns and computations otherwise than on a proper basis, in each case after Completion provided that if the returns and computation have been prepared by the Vendor liability is not excluded to the extent that the error or delay is attributable to the Vendor.

       3.1.8 the Liability to Taxation arises or is increased as a result of the failure of the Purchaser to comply with its obligations contained in Clause 10 (Corporation Tax Returns).

       3.1.9 any Relief arising in respect of an Event occurring or period ending on or prior to Completion other than if an Accounts Relief or a Purchaser's Relief is available and is used, or is for no consideration made available by the Vendor to the Company and is used to set against or otherwise mitigate the Liability to Taxation (including but not limited to any Relief available under any Sections 393, 393A, 402 to 413, or Section 240 ICTA 1988 or
              Section 102 Finance Act 1989) (and so that (a) for this purpose any Relief arising in respect of an accounting period falling partly before and partly after Completion shall be apportioned on a time basis, unless some other basis is more reasonable and (b) any Relief that is so available in relation to more than one Liability to Taxation to which this Schedule applies shall be deemed, so far as possible and reasonable, to be used in such a way as to reduce to the maximum extent possible the Vendor's total liability hereunder); or

       3.1.10 the Liability to Taxation arises under Regulation 107 or 108 or
              Part XV of the Value Added Tax Regulations 1995 by reason of any event or change in circumstances occurring after Completion.

3.2 Without prejudice to the generality of Clause 3.1.2 above the following shall not be regarded as being within the ordinary course of business of a Group Company for the purpose of this Schedule:-

       3.2.1  any Taxation arising under Part XVII ICTA (Tax Avoidance);

       3.2.2 any Taxation arising in connection with any distribution (as defined in Part VI ICTA) or any deemed distribution;

       3.2.3 any Taxation arising in respect of the acquisition disposal or supply of any assets goods services or business facilities for a consideration deemed for Taxation purposes to be in excess of that actually given or received;

       3.2.4  any disposal or deemed disposal of chargeable assets.

3.3    Clause 6.9 of the Agreement shall apply to this Schedule.

3.4 No claim may be made by the Purchaser under this Schedule in relation to a quarterly payment of corporation tax or interest thereon.

4.     DISPUTES AND CONDUCT OF CLAIMS

4.1 If the Purchaser or the Company shall become aware of a Claim (which term shall include, for the purpose of this Clause 4, any fact or matter or circumstance from which it appears that a Group Company may suffer a charge under ss.171-179 TCGA as a consequence of the sale of Shares pursuant to this Agreement), relevant for the purposes of this Schedule the Purchaser shall or shall procure that the Company will as soon as reasonably practicable (and in any event no later than 10 Business Days before the expiry of any time limit for making any appeal or, if later, 3 Business Days after the Purchaser or the Group Company becomes aware of the claim in question) give written notice thereof to the Vendor at the address given.

4.2 If the Vendor indemnifies the Purchaser and a Group Company to their reasonable satisfaction against any liabilities and reasonable costs or expenses which may be incurred thereby including any additional Liability to Taxation the Purchaser shall allow the Vendor to take or shall procure that a Group Company will take such action as the Vendor may reasonably request in writing to avoid resist appeal dispute or compromise the Claim (including, for the avoidance of doubt, negotiations with any Taxation Authority or other body or expert relevant to the matter in question) (a Claim where action is so requested being hereinafter referred to as a "Dispute"). PROVIDED ALWAYS THAT the Purchaser shall not be obliged to nor be required to procure that a Group Company shall take any such action if having given the Vendor written notice of the receipt of such assessment or other matter or circumstance or document relevant to any Dispute the Purchaser has not within 10 Business Days thereafter received written instructions from the Vendor in accordance with the preceding provisions of this Sub-Clause to do so.

4.3 Notwithstanding that the conduct of a Dispute may be dealt with in accordance with the Vendor's request under sub-paragraph 4.2 above:

       4.3.1 the Company and the Purchaser shall be kept fully informed of all matters pertaining thereto and shall be entitled to receive copies of all correspondence pertaining thereto;

       4.3.2 all communications pertaining to the Dispute which are to be transmitted to the Inland Revenue H.M. Customs & Excise or any other appropriate statutory or governmental authority or body shall first be transmitted to the Purchaser and the Company (no later than 10 Business Days before the expiry of any time limit for making any appeal) for approval and shall only be finally transmitted if such approval is given such approval not to be unreasonably withheld or delayed;

       4.3.4 the Vendor shall make no settlement or compromise of the Dispute without the prior approval of the Purchaser such approval not to be unreasonably withheld or delayed.

4.4. For the purposes of this Clause 4 the Purchaser agrees to provide the Vendor (or its duly authorised professional advisers) with such reasonable assistance as it may require including reasonable access to its books and records.

5.     PAYMENTS

5.1 The Vendor will make payments to the Purchaser under the provisions of this Schedule in full in cleared funds and without any deduction whatsoever save as may be required by law as follows:-

       5.1.1 where a Group Company is due to make an actual payment of Taxation to which this Schedule relates five Business Days before that payment is due;

       5.1.2 in the case of the nullification cancellation or set-off of a right to repayment of Taxation the date on which that repayment would have been due;

       5.1.3 in the case of the loss of any Accounts Relief (other than a right to repayment of Taxation) the earliest date on which a Group Company would have been required to make an actual payment of Taxation which it would not have been required to make but for the loss of that Accounts Relief (on the assumption that the Group Company's income profit or gains are such that the Accounts Relief could have been fully offset in computing such income, profits or gains);

       5.1.4 in the case of the utilisation of any Accounts Relief or Purchaser's Relief the earliest date on which a Group Company would have been required to make an actual payment of Taxation but for the utilisation of that Accounts Relief or Purchaser's Relief (on the assumption that the Group Company's income profit or gains are such that the Accounts Relief or Purchaser's Relief could have been fully offset in computing such income, profits or gains);

       5.1.5 in the case of reasonable costs and expenses incurred by the Purchaser or a Group Company in connection with any Liability to Taxation or any other matter not dealt with elsewhere in this Clause 5, 10 Business Days after the service by the Purchaser of a notice containing a written demand therefor.

5.2 Where there is or has been a Dispute and the Dispute relates to a Claim where the Taxation the subject matter thereof has to be paid before the action requested by the Vendor in respect of the Claim can effectively be taken payment in respect thereof shall be made by the Vendor in full in cleared funds 3 Business Days before such Taxation must be paid to enable the Purchaser to comply with the Vendor's request.

6.     WITHHOLDINGS AND DEDUCTIONS

6.1 If any withholdings or deductions are required by law to be made in respect of any payment (other than interest payable pursuant to Clause 7 below) under this Schedule or if any such payment is subject to any Taxation in the hands of the Purchaser (or would have been so subject but for the utilisation of any Accounts Relief or any Purchaser's Relief) the Vendor shall be liable to pay to the Purchaser such further sums as shall leave the Purchaser with the same amount as it would have been entitled to receive under this Schedule in the absence of any such deductions, withholdings or Taxation liabilities.

6.2 If the Purchaser receives a refund for any deduction, withholding or Liability to Taxation to which Clause 6.1 applies, the Purchaser shall reimburse to the Vendor an amount equal to such part of any payment made by the Vendor to the Purchaser under Clause 6.1.

6.3 In the event of the Purchaser assigning the benefit of this Agreement or of this Schedule, Clause 6.1 shall not apply to any deduction or withholding or to any Liability to Taxation incurred by any assignee of the Purchaser to the extent to which it exceeds the deduction, withholding or Liability to Taxation which would have been applicable in respect of a payment to the original Purchaser or chargeable on the original Purchaser if there had been no such assignment.

7.     INTEREST

       In the event that any payment pursuant to this Schedule has not been received by the Company or the Purchaser by the date for payment in accordance with Clause 5 of this Schedule interest shall be payable to the Purchaser as appropriate in respect of the sum unpaid at a rate of 1% above the National Westminster Bank PLC base rate for the time being in force calculated on a daily basis.

8.     CORRESPONDING SAVINGS

8.1 If the auditors for the time being of the Company (at the request and expense of the Vendor) certify that a Relevant Amount exists for the purposes of this Clause, Clause 8.3 shall apply except to the extent to which credit has been given for the Relevant Amount in relation to any claim under the Warranties.

8.2 A Relevant Amount shall be determined for the purposes of this Clause as follows:-

8.2.1 if a Liability to Taxation to which clause 1 applies (and in respect of which the Vendor has made a payment to the Purchaser under this Schedule) gives rise to a Relief which reduces or eliminates an actual Liability to Taxation of the Company whenever arising (other than one to which clause 1 applies), the amount of the actual Liability to Taxation which is eliminated or the amount by which it is reduced shall be a Relevant Amount;

8.3    Where, pursuant to Clause 8.1, this Clause 8.3 applies to a Relevant
       Amount:-

8.3.1 the Relevant Amount shall first be set-off against any payment then due from the Vendor under this Schedule;

8.3.2 to the extent that there is an excess, a refund shall be made to the Vendor of any previous payment or payments made by it under this Schedule and not previously refunded under this sub-clause up to the amount of such excess; and

8.3.3 to the extent that the excess referred to in paragraph 8.3.2 is not exhausted under that sub-clause, the remainder of that excess shall be carried forward and set-off against any future payments which become due from the Vendor under this Schedule.

9.     RECOVERY FROM OTHER PERSONS

       If any payment is or becomes due from the Vendor under this Schedule, and a Group Company is or becomes entitled to recover from any person (including any Taxation Authority) any sum in respect of the Liability to Taxation to which that payment relates, then the Purchaser shall promptly notify the Vendor of its entitlement and shall, if required by the Vendor and at the Vendor's expense, take all appropriate steps to enforce that recovery (keeping the Vendor fully and promptly informed of the progress of any action taken); and if the Vendor has made a payment under this
       Schedule in respect of the Liability to Taxation in question, the Purchaser shall account to the Vendor for whichever is the lesser of:-

9.1 any sums recovered by a Group Company in respect of that Liability to Taxation (including any interest or repayment supplement paid by the Taxation Authority or other person on or in respect thereof less any Taxation chargeable on a Group Company in respect of that interest); and

9.2    the amount paid by the Vendor.

10.    CORPORATION TAX RETURNS

10.1 The Vendor or its duly authorised agents shall, at the Vendor's cost and expense, prepare the corporation tax returns claims computations and elections of the Group Companies for all accounting periods ended on or before Completion, to the extent that they have not been prepared before Completion, and submit them to the Purchaser at least one month before the due date for such corporation tax returns and computations (or in the case of matters relating to S.179 TCGA such other time as the parties shall agree in writing).

10.2 The Purchaser shall procure that the Group Companies cause the returns and computations mentioned in paragraph 10.1 to be authorised, signed and submitted to the relevant Taxation Authority without amendment or with such amendment as the Vendor may agree, such agreement not to be unreasonably withheld or delayed.

10.3 The Vendor or its duly authorised agents shall, at the Vendor's cost and expense, prepare all documentation and have conduct of all matters (including correspondence) relating to the corporation tax returns and computations of the Group Companies for all accounting periods ended on or before Completion and the Purchaser shall procure that the Group Companies afford such access to their books, accounts and records as is necessary and reasonable to enable the Vendor or its duly authorised agents to prepare those returns and computations and conduct matters relating to them in accordance with the Vendor's rights under this Clause 10 PROVIDED THAT any information given to the Vendor or its duly authorised agents shall be kept confidential and shall not be divulged to any third party other than a relevant Taxation Authority.

10.4 The Vendor or its duly authorised professional advisers shall keep the Purchaser fully informed of its conduct of the Taxation affairs of the Group Companies pursuant to this Clause 10 and shall provide the
       Purchaser:

       (i) in the case of an assessment or a time limit for appeal within seven Business Days of receipt by the Vendor (or its duly authorised professional advisers); or

       (ii) in the case of all other correspondence and communications (written or otherwise) within 28 days of such receipt pertaining thereto which are received from any Taxation Authority. All such communications (including corporation tax returns, claims, computations and elections) which are to be transmitted to any Taxation Authority shall first be submitted to the Purchaser for approval and shall only be finally transmitted if such approval is given (not to be unreasonably withheld or delayed) and the Purchaser or its duly authorised professional advisers shall be afforded the opportunity of attending any meetings with any relevant Taxation Authority in connection with the matters contemplated by this Clause 10.

10.5 In relation to the first accounting period of the Company ending on or after Completion, the Purchaser shall keep the Vendor informed of the progress of the corporation tax returns, claims, computations and elections of the Company and of all relevant negotiations with the appropriate Taxation Authority and promptly send copies of all returns, claims, correspondence and other documents relevant thereto ("Tax Documents") to the Vendor;

10.6 The Vendor shall be given the opportunity to comment on all such Tax Documents before they are submitted or sent to the appropriate Taxation Authority to the extent to which they relate to the part of the said accounting period ending on Completion. If a time limit applies, the Purchaser shall ensure that the Vendor receives the relevant Tax Document no later than 10 Business Days before the expiry of the time limit.

10.7 For the avoidance of doubt any matter relating to s.179 TCGA shall be dealt with by the Vendor subject to the Vendor keeping the Purchaser informed of the progress of any such matters and providing the Purchaser with copies of all correspondence and other documents thereto and subject to the Purchaser having an opportunity to comment on all such correspondence and documents within a reasonable time (such comments not to be unreasonably withheld or delayed).

11.    PURCHASER INDEMNITY

11.1   The Purchaser covenants to pay to the Vendor an amount equal to:-

       11.1.1 any liability to taxation of the Vendor or any person connected with the Vendor (including any liability under Section 767A ICTA
              1988) which is primarily a liability of the Company and which the Vendor or such connected person is required to discharge by reason of the failure of the Company to discharge that liability and the Vendor or such connected person at any time before Completion being a member of the same group of companies for taxation purposes as the Company concerned;

       11.1.2 any liability to taxation in relation to supplies made by a Group Company after Completion for which the Vendor or any member of its group (within the meaning of Section 43 VATA) is liable as a result of the Vendor or any member of its group (within the meaning of the said Section 43) being treated as a member of the same group with the Company for the purposes of the said Section 43 during any prescribed accounting period (as defined in Section 25(1) VATA) which was

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              current at Completion and the next following prescribed accounting period and this covenant shall cover all reasonable costs and expenses properly incurred and payable by the Vendor or any member of the Vendor's group (within the meaning of the said Section 43) in connection with any such liability.

       11.1.3 any liability or any increased liability to taxation of any member of the Vendor's Group which arises as a result of or by reference to any reduction or disallowance of Group Relief that would otherwise have been available to the Group Company where and to the extent that such reduction or disallowance occurs as a result of or by reference to:

              (i) any total or partial withdrawal effected by a Group Company after Completion of any surrender of Group Relief that was submitted by a Group Company to any relevant Tax Authority on or before Completion in respect of any accounting period ending on or before Completion; or

              (ii) any total or partial disclaimer made by a Group Company after
                   Completion of any relief available to a Group Company in respect of any accounting period ended on or before Completion save where any such withdrawal or disclaimer is made at the expressed written request or with the written consent of the Vendor

       11.1.4 any liability to taxation of any member of the Vendor's Group pursuant to S. 190 TCGA in respect of any chargeable gain of a Group Company.

11.2   The covenants contained in Clause 11.1 shall:-

       11.2.1 extend to any reasonable costs properly incurred by the Vendor or such other person in connection with such taxation or a claim under Clause 11.2; but

       11.2.2 not apply to taxation to the extent that the Purchaser could claim payment in respect of it under this Schedule.

11.3 The Purchaser shall pay any amount which is required to be paid by it pursuant to Clause 11.2 on or before the fifth Business Day before the date on which the taxation in question has to be paid to the appropriate Taxation Authority in order to avoid incurring a liability to interest or a charge or penalty in respect of that

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                                     -63-

       taxation or, if later, not more than five Business Days following the date on which the Vendor notifies the Purchaser of its liability to make such payment.

12.    ENFORCEABILITY

       The provisions contained in this Schedule are considered reasonable by the parties but in the event that any such provision shall be found to be void but would be valid if some other part thereof were deleted or the period of application reduced such provision shall apply with such modification as may be necessary to make it valid and effective.

13.    NO WAIVER

       The Purchaser may release or compromise the liability of the Vendor hereunder or grant to the Vendor time or other indulgence without affecting the liability of the Vendor hereunder.

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                                     -64-

Signed on behalf of             )
CARLTON COMMUNICATIONS Plc      )
by Brian Kelly                  )  /s/ Brian Kelly



EXECUTED as a deed              )
By TVP GROUP PLC                )
by the signatures of two        )
directors or a director and     )  /s/ Robert Walston
the secretary                   )  /s/ Jess Brown

     Robert Walston
     Jess Brown